Exhibit 10.37

March 25, 2016

SYSOREX USA 2479 E Bayshore Road, Suite 195 Palo Alto, CA 94303	SYSOREX GOVERNMENT SERVICES, INC. 2479 E Bayshore Road, Suite 195 Palo Alto, CA 94303

SYSOREX GLOBAL 2479 E Bayshore Road, Suite 195 Palo Alto, CA 94303
Re:	Amendment and Waiver of Non-Compliance Under Business Financing Agreement

Dear Nadir and Wendy:

WESTERN ALLIANCE BANK, an Arizona corporation, as successor in interest to BRIDGE BANK, NATIONAL ASSOCIATION (“Lender”), on the one hand, and SYSOREX USA formerly known as Lilien Systems, a California corporation (“Lilien”), SYSOREX GOVERNMENT SERVICES, INC., a Virginia corporation (“SGSI”), SYSOREX FEDERAL, INC., a Delaware corporation (“SFI”), SYSOREX GLOBAL formerly known as Sysorex Global Holdings Corp., a Nevada corporation (“Parent”), SHOOM, INC., a California corporation (“Shoom”), and AIRPATROL CORPORATION, a Nevada corporation (“Air Patrol”) (Lilien, SGSI, SFI, Parent, Shoom, and Air Patrol are sometimes collectively referred to herein as “Borrowers” and each individually as a “Borrower”), previously entered into that certain Business Financing Agreement, dated as of March 15, 2013, as amended by that certain Amendment Number One to Business Financing Agreement, Waiver of Defaults and Consent, dated as of August 29, 2013, that certain Amendment Number Two to Business Financing Agreement, Waiver and Consent, dated as of May 13, 2014 to be effective as of April 16, 2014, that certain Amendment Number Three to Business Financing Agreement and Waiver of Defaults, dated as of December 31, 2014, that certain Amendment Number Four to Business Financing Agreement dated as of April 29, 2015, and that certain Amendment Number Five to Business Financing Agreement dated as of October 7, 2015 (as so amended, the “Agreement”). All capitalized terms used but not defined in this letter have the meanings given to such terms in the Agreement.

Airpatrol and Shoom have each merged with and into Sysorex USA (fka Lilien Systems) and Sysorex USA is the surviving corporation. SFI has dissolved.

Subject to the terms and conditions set forth herein, Lender hereby waives any non-compliance by the Borrowers with the provisions of the Agreement as described on Schedule A as an Event of Default effective as of the date of such non-compliance. In addition, Lender and Borrowers agree as follows, which agreement shall be evidenced by Borrowers’ signatures below:

1.	Section 4.12(b) of the Agreement is hereby amended in its entirety as follows:

(b)	Adjusted EBITDA for the six fiscal month period ending March 31, 2016 shall not be less than <$2,200,000>

Sysorex USA, et al.
March 25, 2016

2.	on or before April 30, 2016 Borrowers and Lender must agree upon new financial covenants for Section 4.12(b) of the Agreement for the fiscal quarters ending June 30, 2016, September 30, 2016, and December 31, 2016.

Lender’s waiver of non-compliance as an Event of Default is subject to the terms of this letter shall be effective only in this specific instance and for the specific purpose for which it is given, and this waiver shall not entitle Borrowers to any other or further agreement, consent or waiver in any similar or other circumstances.

Each Borrower hereby absolutely and unconditionally releases and forever discharges Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which such Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown. Each Borrower certifies that it has read the following provisions of California Civil Code Section 1542:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Each Borrower understands and acknowledges that the significance and consequence of this waiver of California Civil Code Section 1542 is that even if it should eventually suffer additional damages arising out of the facts referred to above, it will not be able to make any claim for those damages. Furthermore, each Borrower acknowledges that it intends these consequences even as to claims for damages that may exist as of the date of this release but which it does not know exist, and which, if known, would materially affect its decision to execute this Agreement, regardless of whether its lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause.

The Agreement remains in full force and effect in accordance with its original terms as amended from time to time. Except as specifically described herein, nothing in this letter, any other correspondence, any oral communications between Lender and Borrowers, or the making of any Advances or issuance of any Letters of Credit should be construed to be a waiver, modification or release of any breach, Default or Event of Default, whether now existing or hereafter arising, or any of Lender’s rights and remedies under the Agreement, any other agreement, instrument or document between Lender and Borrowers, or by Borrowers in favor of Lender, or under applicable law. Lender’s agreement does not constitute a course of dealing or a course of conduct.

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Please indicate your consent to the foregoing by executing and returning a counterpart of this letter to the undersigned.

WESTERN ALLIANCE BANK
		By	/s/ David Feiock
		Name:	David Feiock
		Title:	Vice President

ACCEPTED AND AGREED BY BORROWERS:

SYSOREX USA
formerly known as Lilien Systems,
a California corporation

By:	/s/ Nadir Ali
Name:	Nadir Ali
Title:	Chairman

SYSOREX GOVERNMENT SERVICES, INC.,
a Virginia corporation

By:	/s/ Wendy Loundermon
Name:	Wendy Loundermon
Title:	President and Chief Financial Officer

SYSOREX GLOBAL
formerly known as Sysorex Global Holdings Corp.,
a Nevada corporation

By:	/s/ Nadir Ali
Name:	Nadir Ali
Title:	President

Schedule A1

Section / Covenant	Required	Actual
Section 4.12(b) – Minimum Adjusted EBITDA	<$1,000,000> for the six fiscal month period ended December 31, 2015	<$1,561,305> for the six fiscal month period ended December 31, 2015

1 Numbers appearing between “<>” are negative.